Exhibit 10.21

Facility Agreement

[/] Head Office

Date: April 25, 2014

We, Fabrinet Company Limited, having the principal place of business at No. 5/6, Moo 6, Klongnueng Sub-district, Klongluang District, Patumthanee Province, Registration Number 0105542073726 (hereinafter called the “Borrower”); and

We, Fabrinet, having the principal place of business at 190 Elgin Avenue, George Town, Grand Cayman, Cayman Islands, KY1-9005, Registration Number 91794 (hereinafter called “Fabrinet”)

hereby enter into this Agreement with TMB Bank Public Company Limited (hereinafter called the “Bank”) with the following terms and conditions:

WHEREAS:

(A)	The Borrower has received the facilities from the Bank as follows:

(i)	Overdraft Facility in the amount of Baht 30,000,000.00 (Thirty Million Baht) pursuant to the Overdraft Facility Agreement dated July 26, 2002 and First Amendment to Overdraft Facility Agreement dated April 2, 2012 (collectively hereinafter called the “Existing Agreement no.1”);

(ii)	Letter of Guarantee in the amount of Baht 15,000,000.00 (Fifteen Million Baht) pursuant to Letter of Guarantee/Acceptance/Acceptance of Aval Agreement dated June 6, 2005 (hereinafter called the “Existing Agreement no.2”); and

(iii)	FX Global and/or FX Option Line pursuant to Foreign Credit Facility Agreement dated April 4, 2007 and First Amendment to Foreign Credit Facility Agreement dated September 29, 2010 (collectively hereinafter called the “Existing Agreement no.3”).

(B)	The Borrower and Fabrinet have received the facilities from the Bank as follows:

(i)	Term Loan Facility in the amount of USD 22,000,000.00 (Twenty-Two Million United States Dollar) and not exceeding Baht 252,560,000.00 (Two Hundred Fifty-Two Million Five Hundred Sixty Thousand Baht) pursuant to Term Loan Facility Agreement dated April 4, 2007, Amendment to Term Loan Facility Agreement dated December 14, 2007 and Amendment to Term Loan Facility Agreement dated August 8, 2008 (collectively hereinafter called the “Existing Agreement no.4”);

(ii)	Interest Rate Swap pursuant to ISDA Master Agreement and Schedule to ISDA Master Agreement dated February 6, 2009 (collectively hereinafter called the “Existing Agreement no.5”);

(iii)	Term Loan Facility in the amount of not exceeding Baht 775,710,000.00 (Seven Hundred Seventy-Five Million Seven Hundred Ten Thousand Baht) pursuant to Facility Agreement dated May 12, 2011 (hereinafter called the “Existing Agreement no.6”);

(iv)	Cross Currency Swap pursuant to the Existing Agreement no.6 and ISDA Master Agreement and Schedule to ISDA Master Agreement dated February 6, 2009; and

(v)	Settlement Limit in the amount of Baht 65,000,000.00 (Sixty-Five Million Baht) pursuant to the Existing Agreement no.6

(Existing Agreement no.1 to no.6 are collectively referred to as the “Existing Agreements”.)

(C)	With effect from the date hereof, the Borrower, Fabrinet and the Bank agree as follows:

(i) to release Fabrinet as co-borrower under Existing Agreement no.4 to no.6 and General Terms and Conditions of Facility dated May 12, 2011, whereby the Borrower shall continue to be liable for total debts and liabilities incurred from the utilization of credit line according to the Existing Agreements on or before the date of this Agreement or to be incurred in the future as the sole Borrower in all respects until the debt owed to the Bank have been paid-up in full.

(ii) to release Fabrinet as corporate guarantor under the Existing Agreement no.1.

(iii) to repay the outstanding debt of Term Loan Facility under Existing Agreement no.4

(iv) to cancel Term Loan Facility under Existing Agreement no.4 and Interest Rate Swap under Existing Agreement no.5.

(iv) to terminate negative pledge condition under the Existing Agreements.

(D)	In addition to the above matters, the Borrower and the Bank agree to amend certain conditions stated in the Existing Agreements.

Facility Type and Credit Limit

1.	With effect from the date hereof, the Borrower has received the type of facilities and their credit limits from the Bank are as follows:

1.1	Term Loan Facility: the Borrower agrees that the outstanding debt as of April 25, 2014 is Baht 594,000,000.00 (Five Hundred Ninety-Four Million Baht).

1.2	Overdraft Facility for the limit of Baht 30,000,000.00 (Thirty Million Baht) hereinafter called the “Overdraft”. The Borrower shall utilise the Overdraft from the current account in the amount and period of time as required by the Borrower and agreed by the Bank.

1.3	Hedging Facility

1.3.1	FX Global and/or FX Option Line in accordance with the maximum limit as determined by the Bank from time to time depending on the fluctuation of exchange rate.

1.3.2	Cross Currency Swap in accordance with the maximum limit as determined by the Bank from time to time depending on the fluctuation of exchange rate.

1.4	Letter of Guarantee for the limit of Baht 15,000,000.00 (Fifteen Million Baht)

1.5	Settlement Limit in the amount of Baht 65,000,000.00 (Sixty-Five Million Baht)

Regardless of whether the Borrower utilises the Foreign Credit Facility or the facility under a letter of guarantee on account of his own and/or any third party and/or the Borrower allows a third party to utilise his Foreign Credit Facility or letter of guarantee/acceptance/acceptance of aval facilities, the Borrower shall continue to be liable under the relevant General Terms and this Agreement including any other documents executed in relation to the General Terms or this Agreement.

The facilities under Clause 1.2 to 1.5 are collectively called the “Revolving Facilities” which means the facilities that roll over as approved of the Bank and are utilised as working capital of the Borrower’s business operations, and each utilisation of which is subject to the Bank’s sole discretion.

General Terms and Conditions

2.	The Borrower agrees to comply with the “General Terms and Conditions of Facility” dated May 12, 2011 which is hereinafter called the “General Terms”. The Borrower agrees that the General Terms and this Agreement including any other documents executed in relation to the General Terms or this Agreement shall bind the Borrower and supersede any previous contracts or agreements the Borrower made with the Bank. If in the future the Borrower is granted any facility in addition to the facilities obtained hereunder regardless of whether by execution of a new facility agreement or amendment agreement or not, the Borrower agrees to comply with the General Terms which shall be applicable to the said agreements or facilities in all respects. The Borrower further agrees that the General Terms, including any other relevant agreements or documents shall, to the extent that they are not inconsistent with this Agreement or the General Terms, constitute mutually essential elements and form an integral part of this Agreement. Any breach of any term thereunder by the Borrower shall constitute a breach of this Agreement, in which case the Bank is entitled to demand the Borrower to immediately repay all debts outstanding together with interest at the default rate as well as to exercise any rights to which the Bank is entitled hereunder.

Security

3.	The Borrower agrees to provide the following security to the Bank to secure the payment of the abovementioned debts:

3.1	Mortgage of existing Land and building under title deed No. 1634 located at Bangwaitai (Klongtok) Sub-district, Klongluang District, Patumthanee Province pursuant to the existing and Mortgage Agreement dated April 5, 2007.

3.2	Mortgage of new Land and building under title deed No. 1636 located at Bangwaitai (Klongtok) Sub-district, Klongluang District, Patumthanee Province. The securities shall be completely mortgaged within April 28, 2014.

3.3	Both parties agree that the security created by, together with all rights and remedies arising under, the security documents entered into prior to the date of this Agreement shall continues to be security toward all liabilities arising under this Agreement until such liabilities are fully discharged and paid.

4.	The Borrower agrees that if in the event of foreclosure of the security by the Bank and the amount of net proceeds received is not sufficient to pay the abovementioned debts in full, the Borrower shall continue to pay any difference to the Bank and shall allow the Bank to seize other assets of the Borrower for public auction to obtain proceeds to discharge all outstanding debts of the Borrower in full.

5.

The Borrower agrees to take out insurance over the security and/or other assets determined by the Bank in the Borrower’s name with an insurance company approved by the Bank for the insured amount approved by the Bank and acceptable by the insurance company from the date on which the security is provided to the Bank. The Borrower shall take out an all-risks insurance policy for such consecutive period so long as the Borrower has outstanding debts hereunder. The Bank shall be stated or endorsed as the sole beneficiary in the insurance policy, a copy of which shall be certified by the Borrower and delivered to the Bank immediately upon receipt of the policy by the Borrower.

The Borrower shall arrange to renew the insurance policy before its expiry date. If the Borrower fails to renew the insurance within such date, it agrees that the Bank is authorised by the Borrower to effect or renew the insurance policy including modifying or amending any provisions in connection with the insurance on behalf of the Borrower and any insurance premium and/or any fees thereby incurred shall be deducted from any deposit accounts the Borrower has with the Bank.

The Borrower shall not change, modify or cancel the insurance unless with the Bank’s approval. The Borrower shall notify the Bank of any change, modification, cancellation or renewal of any insurance policy not being made by the Bank and shall submit a copy of documents evidencing such change, modification, cancellation or renewal to the Bank within 15 (fifteen) days from the date thereof.

6.	The Borrower agrees that if in the future the Bank determines that the value of the assets provided as security is insufficient to repay all debts of the Borrower, the Borrower shall provide other assets of the value sufficient to discharge all debts of the Borrower to the Bank as additional security Immediately upon the Borrower’s receipt of the Bank’s notification unless a waiver is granted by the Bank on a case-by-case basis.

With respect to the security under any Facilities whose guarantee amount is denominated in foreign currencies, such as a standby letter of credit or a letter of parent guarantee, the Borrower agrees that if the equivalent guarantee amount in Thai currency calculated by the Bank’s buying rate of such currency into Thai currency at any time is less than the total outstanding debts of the Borrower under this Agreement, the Borrower shall provide any other security or the foreign currency denominated security in the additional amount to cause the total guarantee amount to be equal to or more than the total outstanding debts of the Borrower under this Agreement within 30 (thirty) days upon receipt of a written notice from the Bank.

7.	So long as the Borrower has any outstanding debts to the Bank, the Borrower agrees that the Bank valuates the security in accordance with the rules and regulations of the Bank and/or the Bank of Thailand at the Borrower’s costs.

8.	Other than the assets provided as security hereunder, the Borrower agrees that any other assets of the Borrower having been mortgaged, pledged or otherwise provided to secure other type of indebtedness of the Borrower or the indebtedness of a third party owed to the Bank at whichever branches or offices of the Bank shall secure all of the indebtedness the Borrower owed to the Bank and shall be used as the security for the debts payable by the Borrower hereunder. The Borrower further agrees that the Bank may exercise its rights to retain such assets or any other right entitled to it under the law governing such security if the Bank views that the Borrower may take action in relation to the security which may incur damage to the Bank or prevent the Bank from receiving repayment of debts hereunder.

Governing Law

9.	This Agreement and the General Terms including any other documents executed under this Agreement and the General Terms shall be governed by and construed in accordance with Thai law.

Special Terms and Conditions

10.	The Borrower agrees that as long as the Borrower has outstanding debts owing to the Bank, the Borrower shall:

10.1	maintain the following financial ratios, which shall be tested by annually based on audited financial statements:

10.1.1 Debt to Equity Ratio not exceeding 1.50 times until all outstanding of Term Loan Facility under Existing Agreement no.4 and no.6 are fully paid.

“Debt means total debt

Equity means total shareholders’ equity”;

10.1.2	Debt Service Coverage Ratio at least 1.20 times

“Debt Service Coverage Ratio” (DSCR) means the profit (loss) before interest and tax, plus depreciation and amortization expenses, divided by the principal and interest due and payable within the preceding year.

10.2	cause Fabrinet and/or its group of companies to maintain effective shareholding ratio in the Borrower at least 90% of the total issued shares of the Borrower. Notification of change of such shareholder shall be submitted to the Bank within 30 (thirty) days after the change.

10.3	continue to obtain revenue and/or business support from Fabrinet, group of companies and/or ultimate buyers for at least Baht 750,000,000.00 (Seven Hundred Fifty Million Baht) per quarter until ail outstanding of Term Loan Facility under Existing Agreement no.4 and no.6 are fully paid.

10.4	undertake to route at least Baht 600,000,000.00 (Six Hundred Million Baht) per quarter until all outstanding of Term Loan Facility under Existing Agreement no.4 and no.6 are fully paid.

10.5	submit the Bank quarterly financial statements, excluding audited financial statement, within 45 (forty-five) days of the ending period in each quarter until all outstanding of Term Loan Facility under Existing Agreement no.4 and no.6 are fully discharged and paid.

11.	From the date hereof, the Bank and the Borrower agrees to release Fabrinet as corporate guarantor under Existing Agreement no.1 and to terminate the negative pledge condition under the Existing Agreements when the Borrower completes the mortgage of land and buildings for all Facilities and the mortgage property shall be stand-alone, i.e. can be separately liquidated (with access right) etc.

12.	The definition of THBFIX under General Terms shall be deleted in its entirely and replaced with the following:

““THBFIX” means an interest rate offered for lending in Thai Baht for the period equal to the relevant interest period as printed or reported on Reuters Screen page “THBFIX=TH” (which shall be the rate displayed on a selling column for US Dollar/Thai Baht trading at domestic foreign currency future market) at about 11:00 a.m. (London time) on the date falling 2 business days before the commencement of relevant interest period.

If the screen rate is not available or the reference rate cannot be determined, “THBFIX” shall mean the rate quoted by the Bank at arm’s length as the average rate obtained from the rates supplied by at least 5 leading foreign currency dealers in Bangkok”

13.	The following Clause 10.12 shall be added in the General Terms:

“Clause 10.12 The Borrower shall not engage in activities which violate environment policy of the Bank, international laws, regulations or orders of the authorities whose duties are to ensure public order or preserve environment including without limit to, trade of weapons and munitions, drift net fishing in marine environment using net in excess of 2.5 km. in length, production or trade in ozone depleting substances etc.”

14.	Any terms and conditions which are not otherwise amended by this Agreement shall remain in full force and effect between the parties in accordance with the Existing Agreement in all respects.

The Borrower has thoroughly read and understood the content hereof and the General Terms, and executed this Agreement and affixed the seal (if any) in the presence of witnesses

The Borrower/the Mortgagor

Fabrinet Company Limited

By:
(Mr. Toh-Seng Ng)
Authorised Director

The Bank

TMB Bank Public Company Limited

By:
(Mr. Pirapong Nithikraiwut)

Signed		Witness	Signed		Witness

	(Mr. Nakarin Sakorn)			(Miss Chanphen Taengkawee)